Free Writing Prospectus
Dated January 9, 2014
Filed Pursuant to Rule 433
Registration Statement No. 333-186466

NCI ANNOUNCES PRICING OF OFFERING OF COMMON STOCK BY SELLING STOCKHOLDERS

HOUSTON, January 9, 2014 — NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) today announced the pricing of the previously announced underwritten offering of 8,500,000 shares of its common stock by investment funds associated with Clayton, Dubilier & Rice, LLC (“CD&R”) at $18.00 per share. The underwriters of the offering have been granted a 30-day option to purchase up to 1,275,000 additional shares from CD&R. CD&R will receive all of the proceeds from the underwritten offering; no shares in the underwritten offering are being sold by NCI or any of its officers or directors.

In addition, as previously announced, on January 6, 2014 NCI entered into a separate agreement with CD&R, subject to the completion of the underwritten offering, pursuant to which NCI intends to repurchase 1,150,000 shares of its common stock at the price per share equal to the price per share to be paid by the underwriters to CD&R in the underwritten offering. The repurchase agreement between NCI and CD&R represents a private, non-underwritten transaction that was approved and recommended by the Affiliate Transactions Committee of NCI’s board of directors. Following completion of the underwritten offering and the concurrent stock repurchase, NCI intends to cancel the shares repurchased from CD&R. The closing of the concurrent stock repurchase is contingent on the closing of the underwritten offering and subject to other conditions, and the stock repurchase is expected to close concurrently with the closing of the underwritten offering. The closing of the underwritten offering is not contingent on the closing of the concurrent stock repurchase.

Credit Suisse, Citigroup, RBC Capital Markets and UBS Investment Bank are acting as Joint Bookrunning Managers, and BB&T Capital Markets, Stephens Inc. and Sidoti & Company, LLC are acting as Co-Managers for the underwritten offering. The offering of these securities will be made only by means of the prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com, or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (800) 831-9146, or RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, telephone: (877) 822-4089, or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone: (888) 827-7275. Before you invest, you should read the prospectus and other documents filed with the SEC for more complete information about NCI and the offering. You may also obtain these documents for free from the SEC’s EDGAR database available online at www.sec.gov.

The shares of common stock are being offered pursuant to an effective shelf registration statement, which was declared effective on March 27, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Contact:

Layne de Alvarez

Vice President of Investor Relations

281-897-7710

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Factors that could cause actual results to differ materially include, but are not limited to: industry cyclicality and seasonality; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; ability to service or refinance our debt and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; the ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental cleanups and liabilities; competitive activity and pricing pressure; our ability to integrate Metl-Span with our business and to realize the anticipated benefits of the acquisition of Metl-Span; increases in energy prices; breaches of our information security system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd-Frank Act; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; the volatility of our stock price; the dilutive effect on our common stockholders of potential future sales of our common stock held by CD&R; and substantial governance and other rights held by CD&R. The Company's SEC filings, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

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